Exhibit 1.1

EXECUTION

AMENDMENT NO. 2
TO MASTER REPURCHASE AGREEMENT

Amendment No. 2 to Master Repurchase Agreement, dated as of January 3, 2013 (this “Amendment”), by and among Bank of America, N.A. (“Buyer”), PennyMac Corp. (“Seller”), PennyMac Mortgage Investment Trust and PennyMac Operating Partnership, L.P. (individually and collectively, the “Guarantor”).

RECITALS

Buyer, Guarantor and Seller are parties to that certain Master Repurchase Agreement, dated as of November 7, 2011, (the “Existing Master Repurchase Agreement”; and as further amended by Amendment No. 1, dated as of August 17, 2012 and this Amendment, the “Master Repurchase Agreement”).  The Guarantor is a party to that certain Guaranty (as amended from time to time, the “Guaranty”), dated as of November 7, 2011, made by Guarantor in favor of Buyer.

Buyer, Seller and Guarantor have agreed, subject to the terms and conditions of this Amendment, that the Existing Master Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Master Repurchase Agreement.  As a condition precedent to amending the Existing Master Repurchase Agreement, Buyer has required Guarantor to ratify and affirm the Guaranty on the date hereof.

Accordingly, Buyer, Seller and Guarantor hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that the Existing Master Repurchase Agreement is hereby amended as follows:

DEFINITIONS.  SECTION 2 OF THE EXISTING MASTER REPURCHASE AGREEMENT IS HEREBY AMENDED BY DELETING THE DEFINITION OF “LIQUIDITY” IN ITS ENTIRETY AND REPLACING IT WITH THE FOLLOWING:

““Liquidity” means with respect to such Person, the sum of (i) its cash and Cash Equivalents (including amounts maintained in the Over/Under Account), plus (ii) the aggregate amount of unused capacity available to such Person under committed repurchase agreements for whole loans for which such Person has unencumbered eligible collateral to pledge thereunder.”

FINANCIAL COVENANTS.

A.            Section 14(a)(1) of the Existing Master Repurchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

“(1) Adjusted Tangible Net Worth.  (A) Seller shall maintain an Adjusted Tangible Net Worth of not less than $150,000,000; and (B) PMIT shall maintain an Adjusted Tangible Net Worth of at least $860,000,000.”

B.            Section 14(a)(2) of the Existing Master Repurchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

“(2) Liquidity.  At the end of each calendar month, (A) Seller has maintained Liquidity in an amount not less than $7,500,000; and (B) PMIT and its Subsidiaries have maintained in the aggregate Liquidity in an amount not less than $30,000,000, of which at least $20,000,000 shall be in the form of cash and Cash Equivalents.”

C.            Section 14(a)(5) of the Existing Master Repurchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

“(5) Additional Warehouse Lines.  Seller shall maintain throughout the term of this Agreement, with a nationally recognized and established counterparty (other than Buyer) at least one loan repurchase or warehouse facility that provides funding on a committed basis in a combined amount equal to at least the Aggregate Transaction Limit.”

FEES.

D.            Section 34 of the Existing Master Repurchase Agreement is hereby amended by deleting section (b) in its entirety and replacing it with the following:

(b) No later than the Price Differential Payment Date following each calendar quarter and on the Termination Date, Seller shall pay in immediately available funds to Buyer the Non-Utilization Fee incurred for the previous calendar quarter, if any. Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at an account designated by Buyer.

E.            Section 34 of the Existing Master Repurchase Agreement is hereby amended by adding the following section at the end thereof:

“(c) The Facility Fee (as such term is defined in the Transaction Terms Letter) shall be deemed earned in full on the date hereof.  The Facility Fee shall be paid in four equal installments, which shall be paid on the date hereof and on the Price Differential Payment Date every third (3rd) month thereafter.  Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at such account designated by Buyer.  In the event Seller terminates this Agreement prior to the Termination Date, the unpaid portion of the Facility Fee shall be paid in full.”

FEES AND EXPENSES.  SELLER HEREBY AGREES TO PAY TO BUYER, ON DEMAND, ANY AND ALL REASONABLE FEES, COSTS AND EXPENSES (INCLUDING REASONABLE FEES AND EXPENSES OF COUNSEL) INCURRED BY BUYER IN CONNECTION WITH THE DEVELOPMENT, PREPARATION AND EXECUTION OF THIS AMENDMENT, IRRESPECTIVE OF WHETHER ANY TRANSACTIONS HEREUNDER ARE EXECUTED.

CONDITIONS PRECEDENT.  THIS AMENDMENT SHALL BECOME EFFECTIVE AS OF THE DATE HEREOF UPON BUYER’S RECEIPT OF THIS

AMENDMENT, EXECUTED AND DELIVERED BY A DULY AUTHORIZED OFFICER OF BUYER, SELLER AND GUARANTOR.

LIMITED EFFECT.  EXCEPT AS EXPRESSLY AMENDED AND MODIFIED BY THIS AMENDMENT, THE EXISTING MASTER REPURCHASE AGREEMENT SHALL CONTINUE TO BE, AND SHALL REMAIN, IN FULL FORCE AND EFFECT IN ACCORDANCE WITH ITS TERMS.

COUNTERPARTS.  THIS AMENDMENT MAY BE EXECUTED BY EACH OF THE PARTIES HERETO ON ANY NUMBER OF SEPARATE COUNTERPARTS, EACH OF WHICH SHALL BE AN ORIGINAL AND ALL OF WHICH TAKEN TOGETHER SHALL CONSTITUTE ONE AND THE SAME INSTRUMENT.

SEVERABILITY.  EACH PROVISION AND AGREEMENT HEREIN SHALL BE TREATED AS SEPARATE AND INDEPENDENT FROM ANY OTHER PROVISION OR AGREEMENT HEREIN AND SHALL BE ENFORCEABLE NOTWITHSTANDING THE UNENFORCEABILITY OF ANY SUCH OTHER PROVISION OR AGREEMENT.

GOVERNING LAW.  THE AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

II.                                                                                   REAFFIRMATION OF GUARANTY. THE GUARANTOR HEREBY (I) AGREES THAT THE LIABILITY OF GUARANTOR OR RIGHTS OF BUYER UNDER THE GUARANTY SHALL NOT BE AFFECTED AS A RESULT OF THIS AMENDMENT, (II) RATIFIES AND AFFIRMS ALL OF THE TERMS, COVENANTS, CONDITIONS AND OBLIGATIONS OF THE GUARANTY AND (III) ACKNOWLEDGES AND AGREES THAT SUCH GUARANTY IS AND SHALL CONTINUE TO BE IN FULL FORCE AND EFFECT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

BANK OF AMERICA, N.A., as Buyer

By:		/s/ Rayanthi De Mel
	Name:	Rayanthi De Mel
	Title:	Assistant Vice President

PENNYMAC CORP., as Seller

By:		/s/ Pamela Marsh
	Name:	Pamela Marsh
	Title:	Managing Director, Treasurer

PENNYMAC MORTGAGE INVESTMENT TRUST, as Guarantor

By:		/s/ Pamela Marsh
	Name:	Pamela Marsh
	Title:	Managing Director, Treasurer

PENNYMAC OPERATING PARTNERSHIP, L.P., as Guarantor

By:	PennyMac GP OP, Inc., its General Partner

	By:	/s/ Pamela Marsh
	Name:	Pamela Marsh
	Title:	Managing Director, Treasurer